UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 27, 2006

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

1-32414

(Commission File Number)

Texas	72-1121985
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046-0905

(Address of Principal Executive Offices)

(713) 626-8525

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into of a Material Definitive Agreement.

In connection with our pending Kerr-McGee transaction, on May 26, 2006, we entered into a new credit agreement that provides for a $1.3 billion senior secured credit facility. The credit agreement was amended by a first amendment dated June 9, 2006, and a second amendment dated July 27, 2006. The credit facility will consist of (i) a revolving loan facility with an initial availability of $300.0 million, (ii) a Tranche A term loan in the amount of $500.0 million and (iii) a Tranche B term loan in the amount of $300.0 million. Upon the completion of the Kerr-McGee transaction, our initial availability under this credit facility will be $1.1 billion. The borrowing base is subject to re-determination on March 1 and September 1 of each year commencing September 1, 2007. Borrowings under the credit facility are subject to satisfaction of borrowing base determinations. In addition, the credit facility includes a letter of credit facility in the amount of $90.0 million, pursuant to which letters of credit may be issued as long as revolving loans may be advanced and subject to availability under the revolving loan facility. If the funding of the Tranche A loan occurs on or after May 31, 2006, the Tranche A term loan amount will be reduced by $37.5 million; if the funding of the Tranche A loan occurs on or after June 30, 2006, such amount will be further reduced by an additional $37.5 million; and if the funding of the Tranche A loan occurs on or after July 31, 2006, such amount will be further reduced by an additional $37.5 million.

Interest rates for the facilities vary based upon utilization and whether the borrowings are at the base rate or the London Interbank Offering Rate, which we refer to as LIBOR. Interest rates for the facilities vary based upon utilization and whether the borrowings are at the base rate or LIBOR. In general, the interest rates are in the range of LIBOR plus 1.25% to LIBOR plus 2.75% or the base rate to the base rate plus 0.625%. The Tranche A term loan will be payable in installments and mature 18 months from funding; provided that if funding occurs on or after June 30, 2006, the Tranche A term loan will mature 15 months from funding. The Tranche B term loan will be payable in installments and mature on the fourth anniversary of funding and the revolving loans will mature on the third anniversary of funding.

The new credit facility obligates us to comply with certain financial covenants calculated as of the last day of each fiscal quarter:

•	commencing with the fiscal quarter ending on March 31, 2007, the ratio of our consolidated current assets to consolidated current liabilities will not be less than (a) prior to but not including September 30, 2007, 0.75 to 1.0, (b) from and after September 30, 2007 to but excluding September 30, 2008, 0.875 to 1.0 and (c) from and after September 30, 2008, 1.0 to 1.0;

•	our leverage ratio (as defined in the credit agreement) will not be greater than 2.0 to 1.0;

•	the ratio of (a) our EBITDA (as defined in the credit agreement) for the four quarter period then ended to (b) our consolidated interest expense (as defined in the credit agreement) for the four quarter period then ended will not be less than 4.0 to 1.0; and

•	the minimum asset coverage ratio (as defined in the credit agreement) will not be less than (a) a ratio of 1.50 to 1.00 from the closing date through and including the second fiscal quarter to occur following the closing date, (b) a ratio of 1.75 to 1.00 from the start of the third fiscal quarter to occur following the closing date through and including the fourth fiscal quarter to occur following the closing date and (c) a ratio of 2.00 to 1.00 for any fiscal quarter thereafter.

The new credit facility will not be effective unless the Kerr-McGee transaction has been consummated on or before September 30, 2006, and until this new credit facility becomes effective, no loan advances will be made or letters of credit issued under this new credit facility. Our existing credit facility will remain in full force and effect in accordance with its terms until the new credit facility becomes effective. For a full description of the credit agreement, as amended, please refer to the credit agreement and amendments thereto, a copies of which have been filed herewith as Exhibit 10.1.

Item 9.01. Financial Statement and Exhibits

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1	Third Amended and Restated Credit Agreement, dated as of May 26, 2006, First Amendment to Third Amended and Restated Credit Agreement dated as of June 9, 2006, and Second Amendment to Third Amended and Restated Credit Agreement dated as of July 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC. (Registrant)

Dated: July 27, 2006	By:	/s/ William W. Talafuse
	Name:	William W. Talafuse
	Title:	Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	Third Amended and Restated Credit Agreement, dated as of May 26, 2006, First Amendment to Third Amended and Restated Credit Agreement dated as of June 9, 2006, and Second Amendment to Third Amended and Restated Credit Agreement dated as of July 27, 2006